CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2020, relating to the financial statements and financial highlights of Defiance Quantum ETF, Defiance Next Gen Connectivity ETF, and Defiance Next Gen Food & Agriculture ETF, each a series of ETF Series Solutions, for the year or period ended December 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information. We also hereby consent to the references to our firm in this Registration Statement on Form N-1A of Defiance Nasdaq Junior Biotechnology ETF, Defiance Next Gen Medical Innovation ETF, and Defiance Junior Cloud Computing and Big Data ETF, each a series of ETF Series Solutions, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
April 24, 2020